Exhibit 10.03

LEAPFROG ENTERPRISES, INC.

6401 Hollis Street

Suite 100

Emeryville, CA 94608-1071

February 25, 2010

Jeffrey G. Katz

LeapFrog Enterprises, Inc.

6401 Hollis Street, Suite 100

Emeryville, CA 94608-1071

Re:	Employment Resignation and Transition Agreement

Dear Jeff:

This letter (the “Agreement”) sets forth the terms of your resignation from employment with LeapFrog Enterprises, Inc. (the “Company”) and transition to the role of Executive Chairman of the Company’s Board of Directors (the “Board”).

1. Resignation from Employment. Pursuant to your notice given on February 9, 2010 and this Agreement, you will resign from your positions as President and Chief Executive Officer of the Company and from any other employment or officer positions with the Company and all of its affiliated entities effective as of 11:59 p.m. Pacific Time on February 28, 2010 (the “Resignation Date”). The Resignation Date shall be considered the “Termination Date,” as such term is defined in the Employment Agreement dated July 3, 2006 between you and the Company (the “Employment Agreement”), and your resignation shall be considered a “resignation without Good Reason” under Section 4.7 of the Employment Agreement.

2. Payments. Pursuant to Section 4.2 of the Employment Agreement, the Company will pay you all accrued salary and all accrued and unused vacation (if any) earned by you through and including the Resignation Date, less applicable withholdings and deductions.

3. Final Expense Reimbursements. No later than sixty (60) days after the Resignation Date, you must submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Resignation Date for which you seek reimbursement. The Company will reimburse you for such expenses pursuant to its regular business practice.

4. Prior Equity Awards. Except for a stock option grant dated May 15, 2009 under the Company’s 2002 Equity Incentive Plan (the “Plan”) with respect to 929,400 shares of the Company’s common stock (the “May 2009 Option”), all outstanding stock options previously granted to you under the Plan or otherwise (the “Other Options”) shall cease to vest as of the Resignation Date, with the result that 940,025 Other Options, with an exercise price of $6.25 per share, shall be vested as of the Resignation Date (and the remainder forfeited as of such date) and

Mr. Jeffrey G. Katz

February 25, 2010

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continue to be exercisable for one (1) year following the Resignation Date (subject to their applicable expiration dates and to the provisions of Section 11(c) of the Plan with respect to Corporate Transactions) without regard to your service as a member of the Board following the Resignation Date and without regard to any contrary provisions of the Plan or the other documents governing such awards. With respect to the May 2009 Option, twenty-five percent (25%) of the shares subject to that option (the “Vestable Portion”) shall vest on May 15, 2010 if the Price Condition (as such term is defined in the Stock Option Grant Notice for such option) has been met on such date, or on such later date, if any, during the period of your Board service when such Price Condition has been met; provided, however, that (a) the Vestable Portion shall vest if a Change in Control, as such term is defined in Section 5.1.1 of the Employment Agreement (as in effect on the date hereof), occurs at any time during the period of your Board service, but only if the transaction price per share of the Company’s common stock in such Change in Control is at or above $4.00 per share, and (b) the Vestable Portion shall vest if the Price Condition is met at any time during the period of one (1) year following your resignation from the Board at its request but in the absence of Cause, as such term is defined in Section 4.4.1 of the Employment Agreement. Should the Vestable Portion become vested as provided above, (i) it may not be exercised unless and until you have completed one (1) year of service as Executive Chairman of the Board, except in the event of a Change in Control (as defined above) or your resignation as Executive Chairman of the Board at the Board’s request but in the absence of Cause (as defined above) prior to completing such one (1) year of service, and (ii) if the Vestable Portion has become exercisable in accordance with clause (i), it shall remain exercisable during the period of your service on the Board, and in any event, for one (1) year following the termination of your service as Executive Chairman of the Board, subject to the expiration date set forth in the Stock Option Grant Notice for the May 2009 Option and the provisions of Section 11(c) of the Plan with respect to Corporate Transactions. No portion of the May 2009 Option other than the Vestable Portion shall become vested or exercisable under any circumstances.

5. Board Service and Compensation. Effective as of March 1, 2010, you shall become Executive Chairman of the Board. As a member of the Board who is not an employee of the Company, you will be entitled to receive such cash compensation as is provided to non-employee Board members in accordance with applicable Board compensation plans and policies (but no additional cash compensation by reason of your position as Executive Chairman); however, you will receive no grants of equity compensation during the one (1) year ending February 28, 2011, but thereafter you will receive grants of equity compensation in accordance with the provisions of plans and policies applicable to non-employee members of the Board.

6. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits on or after the Resignation Date, with the exception of any vested right you may have under the express terms of a written employee benefit plan (e.g., 401(k) plan) or a vested equity award. By way of example, but not limitation, you acknowledge and agree that you have not earned and are not owed any unpaid bonus or incentive compensation, including but not limited to any bonus for 2009 or 2010.

Mr. Jeffrey G. Katz

February 25, 2010

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7. Covenants. You agree that you are bound by and will continue to honor all of the covenants set forth in Section 10 of the Employment Agreement, including, without limitation, your continuing obligations under the Company’s Executive Proprietary Information and Inventions Agreement.

8. Disclosure. You hereby acknowledge and agree that this Agreement and a description of the terms set forth herein will be filed by the Company with the Securities and Exchange Commission pursuant to its obligations as a reporting company under the Securities Exchange Act of 1934 and consequently shall be publicly available.

9. Acts Necessary To Effect This Agreement. You and the Company agree to timely execute any instruments or perform any other acts that are or may be necessary or appropriate to effect and carry out the transactions contemplated by this Agreement.

10. Representations. You hereby represent that, through the most recent payroll date, you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim. You agree to provide a further such representation, if requested, as of the Resignation Date.

11. Dispute Resolution. You and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating in any way to the enforcement, breach, performance, execution or interpretation of this Agreement, your employment, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable JAMS rules. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to determine if an issue is subject to this arbitration obligation, and to award any or all remedies that either you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees. Nothing in this Agreement will prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.

Mr. Jeffrey G. Katz

February 25, 2010

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12. Insurance. The provisions of Section 9 of the Employment Agreement shall survive the Resignation Date. In addition, you shall be covered as an insured under the Company’s directors’ and officers’ liability insurance and indemnified for your continuing Board service (including, for such Board service, following a termination of that service) in the same manner and to the same extent as other non-employee members of the Board.

13. Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter, including, without limitation, the Employment Agreement, except for the covenants by the Company under Section 9 and by you under Section 10 thereof. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and your and its heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement, and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below and promptly return the fully signed original to me.

Sincerely,

LEAPFROG ENTERPRISES, INC.

By:	/s/ Philip B. Simon
[Philip B. Simon]
[Member] of the Board of Directors, on behalf of the Board of Directors

UNDERSTOOD AND AGREED:

/s/ Jeffrey G. Katz	2/25/10
JEFFREY G. KATZ	Date